Media	Investors
Julia Tunis Bernard	Jim Rowe
(415) 222-3858	(415) 396-8216

WELLS FARGO PRICES $11 BILLION CAPITAL RAISE

SAN FRANCISCO, November 6, 2008 – Wells Fargo & Company (NYSE: WFC) today announced that it priced a $11 billion offering of 407.5 million shares of its common stock at $27.00 per share. The underwriters will have a 30-day option to purchase up to an additional 61 million shares of common stock from the company to cover over-allotments. The closing is expected to occur on or about November 13, 2008.

J.P. Morgan Securities Inc. is global coordinator for the offering, and Goldman, Sachs & Co., Morgan Stanley, UBS Investment Bank and Wachovia Securities are joint bookrunning managers. Copies of the prospectus for the offering may be obtained from J.P. Morgan Securities Inc., Chase Distribution & Support Service, Attn: Charles Buckheit/Bob Foley, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245 or by calling 718-242-8002.

This news release is not an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful before registration or qualification under the securities laws of any such state or jurisdiction.

Wells Fargo & Company is a diversified financial services company with $622 billion in assets, providing banking, insurance, investments, mortgage and consumer finance through almost 6,000 stores and the internet (wellsfargo.com) across North America and internationally.